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                                                                    EXHIBIT 99.1


                                             [METAL MANAGEMENT, INC. LETTERHEAD]


AT METAL MANAGEMENT:
Robert C. Larry
Chief Financial Officer
David A. Carpenter
Executive Vice-President
(312) 645-0700

FOR IMMEDIATE RELEASE
TUESDAY, NOVEMBER 21, 2000


METAL MANAGEMENT, INC. ANNOUNCES COMPLETION OF FIRST STEP OF ITS ANNOUNCED RESTRUCTURING; RESULTS FOR THE SECOND QUARTER ENDED SEPTEMBER 30, 2000

CHICAGO, IL - NOV. 21/BUSINESSWIRE/-- METAL MANAGEMENT, INC. (NASDAQ: MTLM), one of the nation's largest full service scrap metal recyclers, announced today that it filed a petition to reorganize under Chapter 11 of the U. S. Bankruptcy Code on November 20, 2000, in furtherance of a previously announced financial restructuring agreement negotiated among the Company, its senior lenders, and the holders of the Company's 10% Senior Subordinated Notes due 2008 and 12 3/4% Senior Secured Notes due 2004. The Company concurrently reported its results of operations for the second fiscal quarter ended September 30, 2000.

The financial restructuring, as previously announced, contemplates the conversion of all of the Company's $180 million of Senior Subordinated Notes into common stock representing a 99% ownership interest in the restructured company. The conversion of this debt will substantially strengthen the Company's capital structure and result in the elimination of $18 million of annual interest expense. The remaining 1% of the Company's common stock, together with warrants to acquire an additional 7.5% of the restructured company, will be issued to the Company's existing common and preferred stockholders.

The Company also indicated that in connection with the filing of its Chapter 11 petition, it had sought and obtained several important first day motions, which will allow it to continue to operate in the ordinary course of business during the pendancy of the restructuring process. In particular, the Company indicated that it had obtained interim court approval of a $200 million post-petition credit facility among the Company and its senior lenders. According to the Company, this facility provides the Company with $20 million of additional availability over and above its prepetition borrowing capacity.

The Company also indicated that it had received court approval of its request to continue to pay the prepetition claims of its suppliers of scrap metal, subject to the agreement of these suppliers to continue to provide, and in some cases, reestablish credit support to the Company. In accordance with the court order, the company will not be able to pay prepetition claims of scrap suppliers that choose not to prospectively sell scrap metals with open credit consistent with past practices.



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SECOND QUARTER RESULTS

The Company reported revenues of $213.8 million and a net loss before preferred stock dividends of $25.4 million, or $.44 per share, from recurring operations (i.e. before non-recurring expense) during the quarter ended September 30, 2000, compared to revenues of $211.5 million and a net loss before preferred stock dividends of $2.9 million, or $.06 per share, from recurring operations for the quarter ended September 30, 1999. The second quarter ended September 30, 2000 included an income tax expense of $12.2 million to fully reserve against net deferred tax assets due to the bankruptcy filing. EBITDA during the quarter ended September 30, 2000 was $3.5 million, a decrease of $8.3 million over the comparable prior year period and a $4.3 million decrease from the quarter ended June 30, 2000.

SIX MONTH RESULTS

The Company reported revenues of $455.7 million and a net loss before preferred stock dividends of $32.1 million, or $.56 per share, from recurring operations (i.e. before non-recurring expense) during the six months ended September 30, 2000, compared to revenues of $410.1 million and a net loss before preferred stock dividends of $6.0 million, or $.11 per share, from recurring operations for the six months ended September 30, 1999. The six months ended September 30, 2000 included an income tax expense of $8.3 million to fully reserve against net deferred tax assets due to the bankruptcy filing. EBITDA during the six months ended September 30, 2000 was $11.3 million, a decrease of $11.5 million over the comparable prior year period.

ABOUT METAL MANAGEMENT, INC.

Metal Management is one of the largest full service metals recyclers in the United States, with approximately 50 recycling facilities in 14 states and estimated annualized revenues of nearly $1 billion.

               * * * * * * * * * * * * * * * * * * * * * * * * * *

         All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. As discussed in MTLM's annual report on Form 10-K for the fiscal year ended March 31, 2000, and in the periodic filings filed by the Company after the date thereof, some of the factors that could affect MTLM's performance include, among other things: the effects of leverage on Metal Management, potential inability to control growth or to successfully integrate acquired businesses, cyclicality of the metals recycling industry, commodity price fluctuations, compliance with environmental, health, safety and other regulatory requirements applicable to MTLM, potential environmental liability, risk of deterioration in relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk, availability of scrap alternatives, debt covenants that restrict our ability to engage in certain transactions and accumulated losses to date. The consummation of the restructuring described herein and the Company's ability to implement the agreements described above are subject to a number of important conditions, including the negotiation, execution and approval of definitive plan of reorganization documentation, and court approval of the proposed restructuring plan.


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                             METAL MANAGEMENT, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (unaudited, in thousands, except per share amounts)

                                                              THREE MONTHS ENDED               SIX MONTHS ENDED
                                                          -------------------------        -------------------------
                                                            SEPTEMBER     SEPTEMBER         SEPTEMBER     SEPTEMBER
                                                            30, 2000      30, 1999          30, 2000      30, 1999
                                                            --------      --------          --------      --------
NET SALES                                                 $   213,774   $   211,466        $   455,683   $   410,148
Cost of sales                                                 195,238       186,908            414,166       359,759
                                                          -----------   -----------        -----------   -----------
Gross profit                                                   18,536        24,558             41,517        50,389

OPERATING EXPENSES:
   General and administrative                                  15,041        12,782             30,242        27,609
   Depreciation and amortization                                6,696         6,669             13,613        13,301
   Non-cash and non-recurring expense                             211         5,014              2,850         5,014
                                                          -----------   -----------        -----------   -----------
Total operating expenses                                       21,948        24,465             46,705        45,924
                                                          -----------   -----------        -----------   -----------
Operating income (loss) from continuing operations             (3,412)           93             (5,188)        4,465

OTHER INCOME (EXPENSE):
   Loss from joint ventures                                      (515)          (90)              (649)          (31)
   Interest expense                                           (10,675)       (9,258)           (21,003)      (17,994)
   Interest and other income, net                                  93           305                202           362
                                                          -----------   -----------        -----------   -----------

Loss from continuing operations before income taxes           (14,509)       (8,950)           (26,638)      (13,198)
Provision (benefit) for income taxes                           12,201        (3,050)             8,291        (4,194)
                                                          -----------   ------------       -----------   ------------
Loss from continuing operations                               (26,710)       (5,900)           (34,929)       (9,004)

Gain on sale of discontinued operations, net of taxes               0            27                  0            27
                                                          -----------   -----------        -----------   -----------
NET LOSS                                                      (26,710)       (5,873)           (34,929)       (8,977)
Premium paid on redemption of preferred stock                       0           616                  0           616
Preferred stock dividends                                         117           225                233           459
                                                          -----------   -----------        -----------   -----------
NET LOSS APPLICABLE TO COMMON STOCK                       $   (26,827)  $    (6,714)       $   (35,162)  $   (10,052)
                                                          ============  ============       ============  ===========

  Basic and diluted loss per share                        $     (0.46)  $     (0.13)       $     (0.61) $      (0.19)
                                                          ===========  ============        ===========  ============

  Shares used in computation of basic and diluted loss
     per share                                                 57,904        53,210             57,839        52,915
